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Exhibit 99
FOR IMMEDIATE RELEASE    Ref: 19-19
Contact:    Brendan Maiorana
Executive Vice President, Finance
919-431-1529

Highwoods Announces Market Rotation Plan
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Plans to Enter CBD Charlotte
Agrees to Acquire Bank of America Tower at Legacy Union
$436M Total Investment; Closing Scheduled for November
841,000 Square Feet, 90% Leased

Plans Two-Phased Exit of Greensboro and Memphis
Charlotte Market Entry Expected to be Match-Funded Through
Phase One Asset Sales by Mid-2020
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Market Rotation Plan Expected to Strengthen
Long-Term Growth Trajectory
Phase One of Market Rotation Plan Expected to be:
Leverage-Neutral
Accretive to Cash Flows
Approximately Neutral to Current FFO Run Rate; Accretive over Long-Term
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Conference Call: Thursday, August 22nd at 8:30 A.M. ET (800) 756-3565 or www.highwoods.com
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RALEIGH, NC - August 21, 2019 - Highwoods Properties, Inc. (NYSE:HIW) announces a series of planned investment activities that will further strengthen its Best Business District (“BBD”) office focus.

First, the Company has agreed to acquire Bank of America Tower at Legacy Union in the heart of Charlotte’s dynamic Uptown CBD submarket for a total investment of $436 million. Bank of America Tower at Legacy Union is a trophy, LEED gold-registered office building encompassing 841,000 square feet with structured parking that delivers this year.

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Second, the Company has a two-phased plan to exit the Greensboro and Memphis markets. The first phase consists of selling a select portfolio of assets in Greensboro and Memphis by mid-2020 with a total sales price that approximates the $436 million total investment for Bank of America Tower at Legacy Union and closing its division offices. The second phase is the planned sale of the remaining assets in both markets. There is no pre-determined timetable for the second phase.

A presentation highlighting the market rotation plan can be accessed through the link below and in the Investors section of the Company’s website at www.highwoods.com.

[embedded link to presentation appears here]

Ed Fritsch, CEO, stated, “Our plan is to enter the dynamic Charlotte market and rotate out of Greensboro and Memphis, consistent with our long-term strategic plan of owning high-quality, trophy office buildings in the BBDs of markets with favorable economic and demographic trends. With its strong, diverse and growing economy, Charlotte has been at the top of our list for future market expansion. We are excited about the opportunity to build and grow a strong presence in Charlotte with our combination of proven development expertise, strong asset management platform and highly-regarded brand.”

“Bank of America Tower at Legacy Union, an iconic new office building squarely in the center of Uptown Charlotte’s growth, is a solid bull’s eye with regard to our long-stated acquisition criteria: prime infill location in a top tier submarket, limited or no near-term rollover exposure and a financially sound customer base. In addition, this acquisition will immediately give us a critical mass in the market and provides a platform from which to grow our Charlotte footprint,” Fritsch stated.

Ted Klinck, President, added, “Our plan is to effectively fund our entry into Charlotte, a higher-growth market with greater future upside opportunities, by selling a select portfolio of assets in Greensboro and Memphis by mid-2020 with a similar amount of proceeds, including monetizing our industrial assets in Greensboro. As part of this first phase of sales, we intend to close our division offices in Greensboro and Memphis, return our conservative debt metrics to our current levels and further simplify our business model.”

“Importantly, once completed, our planned acquisition and phase one of our Greensboro and Memphis market exits, coupled with anticipated G&A savings, is expected to be roughly neutral to our current FFO run-rate. Further lease-up of Bank of America Tower at Legacy Union provides additional NOI upside potential. Plus, we expect our plan to be accretive to our already strengthening cash flows,” Klinck concluded.

The financial impacts of these planned investment activities were not included in the Company’s revised 2019 per share FFO outlook published on July 23, 2019. While the Company will provide an updated 2019 FFO outlook as part of its third quarter earnings release on October 22, 2019, it does not intend to update its FFO outlook to reflect the financial impacts of these planned investment activities until the closing of the acquisition of Bank of America Tower at Legacy Union, which is scheduled for November. The Company noted it expects 2019 G&A costs to be $3.0 to $4.0 million higher than previously anticipated due to retirement, severance and other one-time costs expected to be recorded during the third and fourth quarters. In addition, because the Company will now classify all of its assets in Greensboro and Memphis as non-core, the Company anticipates recording land impairment charges of $2.5 to $4.0 million relating to land held for office development in Greensboro during the third quarter of 2019.

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Planned Acquisition of Bank of America Tower at Legacy Union - CBD Charlotte
The Company has agreed to acquire Bank of America Tower at Legacy Union in the heart of Charlotte’s dynamic Uptown submarket for a total investment of $436 million. Bank of America Tower at Legacy Union is a trophy, LEED gold-registered office building encompassing 841,000 square feet with structured parking that delivers this year. Bank of America Tower at Legacy Union is currently 90% leased.

The Company’s total investment is net of $10.4 million of free rent and other rent-related credits anticipated to be received from the seller at the closing. The Company noted that under GAAP, such credits are recorded as a reduction in the investment cost rather than as rental income. During 2020, based on existing leases, Bank of America Tower at Legacy Union is expected to generate cash net operating income of $22.9 million (adding back $4.7 million of free rent and other rent-related credits) and GAAP net operating income of $27.4 million.

The acquisition of Bank of America Tower at Legacy Union, which is subject to customary closing conditions, is scheduled to close in November 2019. The Company has posted earnest money deposits totaling $50 million that are non-refundable except in limited circumstances.

The Company plans to initially fund the acquisition of Bank of America Tower at Legacy Union with proceeds from asset dispositions, available cash and borrowings under its unsecured revolving credit facility, which currently bears interest at LIBOR plus 100 basis points.

Planned Two-Phased Disposition of Greensboro and Memphis Assets
The Company’s long-term plan is to exit the Greensboro and Memphis markets. The Company’s Greensboro assets consist of 2,672,000 square feet of industrial space, 1,151,000 square feet of office space and 30 acres of development land. The Company’s Memphis assets consist of 1,656,000 square feet of office space.

The Company’s first phase of planned dispositions consists of selling a select portfolio of assets in Greensboro and Memphis by mid-2020 with a total sales price that approximates the $436 million total investment for Bank of America Tower at Legacy Union. The Company can provide no assurances, however, that it will dispose of any of these assets on favorable terms, or at all, because the dispositions are subject to the negotiation and execution of sale agreements and would then be subject to the buyers’ completion of satisfactory due diligence and other customary closing conditions. Some or all of the planned dispositions are expected to qualify for tax-deferred treatment under Section 1031 of the Internal Revenue Code.

As part of this first phase of asset dispositions in Greensboro and Memphis, the Company plans to close its division offices in both markets, which will reduce the Company’s annual G&A expense run-rate.

Conference Call
Tomorrow, Thursday, August 22nd, at 8:30 A.M. ET, Highwoods will host a conference call to discuss the matters highlighted in this press release. For US/Canada callers, dial (800) 756-3565. A live, listen-only webcast and a subsequent replay can be accessed through the Company’s website at www.highwoods.com under the “Investors” section.

About Highwoods Properties
Highwoods Properties, headquartered in Raleigh, North Carolina, is a publicly traded (NYSE:HIW) real estate investment trust (“REIT”) and a member of the S&P MidCap 400 Index. The Company is a fully-integrated office REIT that owns, develops, acquires, leases and manages properties

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primarily in the BBDs of Atlanta, Greensboro, Memphis, Nashville, Orlando, Pittsburgh, Raleigh, Richmond and Tampa. For more information about Highwoods Properties, please visit our website at www.highwoods.com.

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws, such as: the planned acquisition of Bank of America Tower at Legacy Union on the terms described in this press release; planned sales of non-core assets and expected pricing and impact with respect to such sales, including the tax impact of such sales; the anticipated total investment, projected leasing activity, estimated replacement cost and expected net operating income of acquired properties and properties to be developed; and expected future leverage of the Company. These statements are distinguished by use of the words ”will,” “expect,” “intend,” “plan,” “anticipate” and words of similar meaning. Although Highwoods believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods' current expectations include, among others, the following: closing of the planned acquisition of Bank of America Tower at Legacy Union may not occur on the terms described in this press release or at all; buyers may not be available and pricing may not be adequate with respect to the planned dispositions of non-core assets; comparable sales data on which we based our expectations with respect to the sales price of the non-core assets may not reflect current market trends; anticipated G&A expense savings may not be realized; the financial condition of our customers could deteriorate; development activity by our competitors in our existing markets could result in excessive supply of properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease second generation space quickly or on as favorable terms as old leases; our markets may suffer declines in economic growth; we may not be able to lease our newly constructed buildings as quickly or on as favorable terms as originally anticipated; unanticipated increases in interest rates could increase our debt service costs; unanticipated increases in operating expenses could negatively impact our NOI; we may not be able to meet our liquidity requirements or obtain capital on favorable terms to fund our working capital needs and growth initiatives or to repay or refinance outstanding debt upon maturity; the Company could lose key executive officers; and others detailed in the Company’s 2018 Annual Report on Form 10-K and subsequent SEC reports.

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